Exhibit 99.1

Toreador Resources Corporation 13760 Noel Road, Suite 1100 Dallas, TX 75240-1383 214-559-3933 Fax 214-559-3489 www.toreador.net

NEWS RELEASE

TOREADOR ANNOUNCES ADOPTION OF STOCKHOLDER RIGHTS PLAN

DALLAS, TEXAS – (November 24, 2008) – Toreador Resources Corporation (NASDAQ: TRGL) (the “Company”) today announced that its Board of Directors has adopted a Stockholder Rights Plan (the “Plan”).

The Stockholder Rights Plan

The Plan creates a dividend of one right for each outstanding share of the Company’s Common Stock.  The rights are represented by and traded with the Company’s Common Stock.  Initially, there will be no separate certificates or market for the rights.

The rights do not separate from the Common Stock unless one or both of the following conditions are met:  a public announcement that a person has acquired 15% or more of the Common Stock of the Company, or a tender or exchange offer is made which, if completed, would result in the bidder beneficially owning 15% or more of the Common Stock of the Company.

Should either of the aforementioned conditions be met and the rights become exercisable, each right will entitle the holder thereof to buy 1/1,000th of a share of the Company’s Series B Preferred Stock at an exercise price of $30.00.  Each fractional share of the Series B Preferred Stock will essentially be the economic equivalent of one share of Common Stock.

Under certain circumstances the rights entitle the holders to buy the Company’s stock at a 50% discount.  In the event that (1) the Company is the surviving corporation in a merger or other business combination with an entity that owns 15% or more of the Company’s outstanding stock; (2) any person shall acquire beneficial ownership of 15% of the Company’s outstanding stock; or (3) there is any type of recapitalization of the Company that results in an increase by more than 1% the proportionate share of equity securities of the Company owned by a person who owns 15% or more of the Company’s outstanding stock, each right holder will have the option to buy for the purchase price Common Stock of the Company having a value equal to two times the purchase price of the right.

Under another set of circumstances the rights entitle the holders to buy shares of the acquiror’s Common Stock at a 50% discount.  In the event that, at any time after a person has acquired 15% or more of the Company’s Common Stock, (1) the Company enters into a merger or other business combination transaction in which the Company is not the surviving corporation; (2) the Company is the surviving corporation in a transaction in which all or part of the Common Stock is exchanged for cash, property or securities of any other person; or (3) more than 50% of the assets, cash flow or earning power of the Company is sold, each right holder will have the option to buy for the purchase price stock of the acquiring company having a value equal to two times the purchase price of the right.

The rights may be redeemed by the Company for $0.001 per right at any time until the earliest of (i) the date a person makes a public announcement that it has acquired beneficial ownership of 15% of the Company’s Common Stock, (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors) after a person has announced a tender offer or exchange which would result in such person being the beneficial owners of 15% of the Company’s Common Stock, or (iii) November 20, 2009.

The plan being adopted is intended to enable all stockholders to realize the long-term value of their investment in the Company by protecting them in the event of an unfair or coercive takeover attempt.

The distribution of the rights will be made to stockholders of record as of December 1, 2008.  Stockholders of record will receive a separate mailing describing the Plan and a copy of the Plan containing all the provisions of the new rights will be filed with the Securities and Exchange Commission by November 24, 2008.  The Company’s Plan is similar to those adopted by many other companies.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. More information about Toreador may be found at the company’s web site, www.toreador.net.